Exhibit 10.25

As of February 1, 2023

Peter J. Milligan 13 Crest Drive

Randolph, New Jersey 07869

Dear Peter,

This letter confirms our previous conversations regarding the employment opportunity available to you with Milestone Scientific Inc. (the "Company") and sets forth the terms and conditions of that employment, effective February 1, 2023 (the "Commencement Date").

1.

Position; Duties: The Company hereby offers you part-time employment as Chief Financial Officer of the Company. By acceptance of this offer, you agree to perform from time to time such services as are customary for a chief financial officer of a company such as the Company, the common stock of which is listed on the NYSE American exchange, and other duties and services as the Board of Directors of the Company (the "Board"), the Chief Executive Officer or, if a different person, the President, may reasonably request consistent with such position. During the period of your employment, you will report to the Chief Executive Officer or such other person(s) as the Board or the Chief Executive Officer or, if a different person, the President may designate from time to time.

Your position is for work in the Company's offices in New Jersey for two (2) days per week, which will include preparation of presentations for and attendance at all meetings of the Board and relevant committees. For purposes hereof, a day is considered to be a full business day from time to time for a chief financial officer of a public company; and the particular days each week you come into the office may be chosen by you but it is expected that consideration be given to the days that other executives and members of your financial team are in person in the office. In addition, depending on business exigencies, you are expected to be available for calls and attendance at electronic meetings outside of such two (2) days per week, for your guidance, suggestions and support, whenever we need your help. During such work periods, you agree to (a) to devote your entire business time, energy and skill to your employment with the Company, for the benefit of the Company and its subsidiaries, and (b) adhere to the Company's procedures and policies from time to time.

Your position is an exempt salaried position. Accordingly, you may work additional hours or days beyond the minimum number or the Company's normal business hours if required by the nature of your job duties, and you would not be eligible for overtime or additional pay for such additional work.

Your employment at the Company is "at will." This means that, just as you may resign from the Company at any time for any reason or no reason, the Company has the right to terminate this employment relationship at any time with or without cause or notice. Your "at-will'' status may not be altered in any way except by an express written agreement signed by you and the Company, and such agreement is expressly acknowledged as an employment contract. In the event of any termination, the compensation provided for herein will be paid to you for all periods up to the effective date of termination.

2.

Compensation: Your base salary will be $120,000 per year (at the rate of $10,000 per month), payable in cash, less applicable deductions and withholdings, in accordance with the Company's standard payroll practices. Cash compensation will be pro-rated for any partial calendar year during your employment.

In addition, you will receive grants of an aggregate of $100,000 in the Company's common stock, as follows: $50,000 granted on February 1 and $50,000 granted on August 1 of each year beginning in 2023. Such shares will be valued at the closing price of the Company's common stock on the NYSE American or such other market or exchange on which its shares are then traded at the applicable grant date. The share portion of your compensation will be issued to you following the expiration of sixty (60) days after the end of your employment with the Company and its subsidiaries and in accordance with the requirements of IRC Code §409A. You must be employed on such payment date in order to receive such share compensation. You acknowledge that the shares issuable under this paragraph will be acquired by you for investment purposes only and not with a view towards the distribution thereof and will not be sold or otherwise disposed of in violation of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

3.

Bonus: You will be eligible to receive an annual incentive bonus with a target of $48,000 per year (40% of your cash compensation), payable in shares of common stock of the Company. Incentive compensation is likely to be payable on an annual basis in February or March of the following year, and you must be employed on such payment date in order to receive incentive compensation. Bonus for the period February 1, 2023 through December 31, 2023 will determined with respect to the achievement of the to be defined targets for calendar year 2023. Bonus amounts and targets for subsequent periods will be set, and satisfaction of bonus targets for 2023 and subsequent periods will be determined, by the Compensation Committee from time to time in its reasonable discretion. Amounts and targets for partial years will be pro rated.

YOU UNDERSTAND THAT YOU MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF YOUR RECEIPT OR DISPOSITION OF THE SHARES. YOU REPRESENT (a) THAT YOU HAVE CONSULTED WITH ANY TAX ADVISER THAT YOU DEEM ADVISABLE IN CONNECTION WITH THE RECEIPT OR DISPOSITION OF THE SHARES AND (b) THAT YOU ARE NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

4.

Benefits; Vacation: During your employment with the Company, you will be entitled to participate in the employee benefit plans and programs, subject to eligibility requirements, enrollment criteria, and the other terms and conditions of such plans and programs. Currently, such plans and programs are as follows:

●         medical insurance - covered 100% for the executive, and 70% for the executive's spouse and children, up to the amounts paid by the Company for employees generally; coverage in excess of such amounts are available at your expense;

●         dental and vision insurance - available as a voluntary payroll deduction; and

●        401K Plan - available without match

In addition to public holidays on which the business of the Company is officially closed in accordance with the Company's holiday policy, you will be entitled to eight (8) days (40% of four (4) weeks) of personal time off or vacation time, which vacation time will accrue during the term of your employment in accordance with the Company's PTO policy, as set forth in the Employee Handbook, from time to time. You will only be entitled to use any such accrued personal time off or vacation time in such a manner as to ensure satisfaction of the needs and requirements of the Company, without roll-over.

Air travel for executives and employees is generally in economy class, though from time to time based on circumstances exceptions may be made to business class. All business travel, including hotel arrangements must be made through the Company. Reasonable effort will be made by the Company to accommodate your requested airlines, date, time of travel and hotel selection. Reimbursement of ordinary and necessary business related expenses will be made upon submission of an expense report, provided by the Company, accompanied by all original receipts. The Company reserves the right to change, terminate and rescind any of its benefit plans and programs, alter employee contribution levels or replace any of such plans or programs at its discretion.

5.

Company Materials.  All materials, computers, devices, records and documents {including without limitation originals and copies, and whether in print, electronic or in other media), generated by you or coming or having come into your possession in connection with your employment with the Company or any of the Company's affiliates, including trade secrets and other proprietary information (collectively, "Company Materials"), shall be the sole property of the Company or its applicable affiliate, as the case may be. Promptly following any termination of your employment, or promptly upon request of the Company at any time, you agree to deliver all Company Materials to the Company and to use your best efforts to permanently delete and erase all proprietary information of the Company from all computers and other storage media in your personal possession or under your control and not otherwise required to be, and in fact, delivered to the Company.

6.

Confidentiality and Work for Hire. In addition to this letter, if you have not already done so, on your first day of work under this letter, you will be required to sign the Company's standard form of Employee Proprietary Information, Inventions and Non-Solicitation Agreement, a copy of which will be furnished to you on or prior to such date. Your offer of employment with the Company is contingent upon you signing and delivering such agreement to the Company.

7.

No Conflicts. You hereby represent and warrant that you are not party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, including any confidentiality, non-solicitation, non-competition or a similar agreement, in conflict with this agreement or which would in any way restrict or prohibit you from undertaking or performing services for the Company or any of its affiliates. During your employment with the Company, you may not directly or indirectly render services to any other person or organization for which you receive compensation without giving prior written notice to, and receiving prior written approval from, the Chairman of the Board or CEO (which should not be unreasonable withheld), or engage in any other unpaid activities that inhibit or prohibit the performance of your duties to the Company or inhibit or conflict in any way with the business of the Company.

8.

Other Conditions. Your employment by the Company is subject to satisfactory proof of your right to work in the United States and the completion, with results satisfactory to the Company, of any Company-required background, reference, drugs and other customary checks. If, based upon a unique circumstance, you commence work before the Company has completed its inquiry, you will be deemed a conditional employee.

9.

Miscellaneous. These employment terms set forth the entire understanding and agreement between you and the Company, supersede any and all prior agreements or understandings between you and the Company, including your existing employment offer letter, and may be modified, amended or supplemented only by a writing signed by the Company and you. This agreement is to be governed by the laws of the State of New Jersey, without reference to conflicts of laws principles. This agreement is not intended to conflict with or induce you to violate any existing contractual or other obligations that you have to any other person or entity. By signing below, you are certifying, among other things, that you are not subject to any non-compete clause or similar restriction that prevents you from working for the Company. This agreement may be executed electronically, by facsimile, by .pdf, and/or in wet ink, and each method, and any copies of such original execution, shall be of the same force and effect as an original executed offer.

We are excited to have you become a member of the Milestone team, and welcome you as our CFO, and look forward to a successful relationship in which you will find your new status and work both challenging and rewarding. To confirm your employment with the Company on the terms set forth herein, kindly sign and date the Acknowledgement and Agreement below and scan and email the signed copy to me at your earliest convenience. This offer must be accepted on or before January 30, 2023 and will be deemed to have been withdrawn if your executed Acknowledgement and Agreement is not received by the undersigned on or before such date.

Sincerely,

/s/ Arjan Haverhals

Chief Executive Officer and President

ACKNOWLEDGEMENT AND AGREEMENT

I have read, understand and accept the foregoing terms and conditions of employment and understand my employment with the Company is contingent on background, reference and other customary checks by the Company, as well as satisfactory proof of my right to work in the United States.

I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes "at-will" employment. I acknowledge that this employment relationship may be terminated at any time with or without cause or for any or no cause, at the option either of the Company or myself. I further understand that no contract of employment other than "at will" has been expressed or implied, and that no circumstances arising out of my employment will alter my "at will" employment relationship. In the event of any termination, the compensation provided for herein will be paid to me for all periods up to the effective date of termination and only as stated otherwise in this agreement.

I represent and warrant that I am not a party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, which would in any way restrict or prohibit me from undertaking or performing services for the Company. I hereby acknowledge that I have not foregone any other opportunity, financial or otherwise, in connection with commencing or rendering my services to the Company.

Sign name:   /s/ Peter Milligan

Date              January 23, 2023